Exhibit 4.1

SYSTEMS XCELLENCE INC.

AMENDED AND RESTATED STOCK OPTION PLAN

March 8, 2006

A.    Purpose

        The purpose of the Stock Option Plan (the "Plan") is to provide a means whereby the Corporation may, through the grant of options to purchase common shares of the Corporation ("common shares") to officers, directors, employees and service providers of the Corporation, and of any affiliate or subsidiary of the Corporation, motivate officers, directors, employees and other service providers (including officers and directors who are not employees) to exert their best efforts on behalf of the Corporation, and any affiliate or subsidiary, and closely align the personal interests of such officers, directors, employees and service providers with those of the shareholders. Options may be granted by the Corporation from time to time to officers, directors, key employees and service providers or to a personal holding corporation controlled by such optionees or to a registered retirement savings plan established by such optionees of the Corporation, or of any affiliate or subsidiary of the Corporation, to purchase common shares (such persons, corporations and plans shall be considered to be the class of eligible optionees hereunder).

B.    Number of Shares Available Under Plan

        Common shares to be issued upon exercise of an option granted under the Plan shall be reserved on the date of the grant of an option for issuance upon exercise of such option.

        (1)   Maximum Number.    Subject to adjustment as provided in Subparagraph D(8) below, the aggregate number of common shares which may be issued under the Plan shall not exceed 11,750,000 common shares.

        (2)   Insiders.    Notwithstanding anything else herein contained:

    (a)
    the number of common shares which may be reserved for issuance under the Plan and under any other employee stock option plans or other share compensation arrangements of the Corporation to insiders (as defined in the Securities Act (Ontario)) of the Corporation, and of any affiliate or subsidiary of the Corporation, shall not exceed 10% of the outstanding issue (as hereinafter defined);

    (b)
    the number of common shares which may be issued within a one-year period pursuant to the Plan and under any other employee stock option plans or other share compensation arrangements of the Corporation to insiders of the Corporation, and of any affiliate or subsidiary of the Corporation, shall not exceed 10% of the outstanding issue; and

    (c)
    the number of common shares which may be issued within a one-year period pursuant to the Plan and under any other employee stock option plans or other share compensation arrangements of the Corporation to any one insider of the Corporation, or of any affiliate or subsidiary of the Corporation, and such insider's associates shall not exceed 5% of the outstanding issue.

        For the purposes of this Subparagraph B(2)(a), "outstanding issue" means the number of common shares outstanding on a non-diluted basis, subject to applicable adjustments as provided for in the by-laws and rules of any stock exchange having jurisdiction. For the purposes of this Subparagraph B(2)(b) and (c), "outstanding issue" is determined on the basis of the number of common shares that are outstanding immediately prior to the share issuance in question, excluding common shares issued pursuant to share compensation arrangements over the preceding one-year period. For the purposes of this Subparagraph B(2), an entitlement granted prior to the grantee becoming an insider may be excluded in determining the number of shares issuable to insiders.

        (3)   Individual.    The aggregate number of common shares which may be reserved for issuance to any one person under the Plan shall not exceed the number of common shares remaining after:

    (i)
    the aggregate number of common shares reserved for issuance under the Plan and under any other employee stock option plans or other share compensation arrangements of the Corporation held by such person on the date of the grant of any option;

is subtracted from

    (ii)
    5% of the aggregate number of common shares issued and outstanding (on a non-diluted basis) on the date of the grant of such option.

        (4)   Independent Directors.    The aggregate number of common shares which may be reserved for issuance to all non-employee directors of the Corporation as a group shall not exceed 10% of the aggregate number of all common shares which may then be issued pursuant to all outstanding options (calculated as at the date of each grant of options to any non-employee director).

        (5)   Termination, Expiry, etc.    If any option granted under the Plan shall terminate, expire or, with the consent of the optionee, be cancelled as to any common shares, new options may thereafter be granted covering such common shares, subject to applicable regulatory requirements.

C.    Administration

        (1)   Supervision by Board.    The Plan shall be administered under the supervision of the board of directors of the Corporation or by the compensation committee of the board of directors which is charged with the responsibility of administering the Plan (both of which are referred to hereinafter as the "Board").

        (2)   Powers of Board.    Subject to the provisions of the Plan, the Board shall have the power to:

    (a)
    determine and designate from time to time those officers, directors, employees and service providers of the Corporation, or of any affiliate or subsidiary of the Corporation, to whom options are to be granted and the number of common shares to be optioned to each such officer, director, employee or service provider; and

    (b)
    determine the time or times when, and the manner in which, each option shall be exercisable and the duration of the exercise period for each proposed option.

        (3)   Other Options and Purchase Plans.    An officer, director, employee or service provider who has been granted an option may, if the person is otherwise eligible, be granted an additional option or options under this Plan or any other option or purchase plans of the Corporation if the Board shall so determine.

        (4)   Interpretation: Rules and Regulations.    The Board may interpret the Plan, prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and make such other determinations and take such other actions as it deems necessary or advisable. Without limiting the generality of the foregoing, the Board may, in its discretion, treat all or any portion of any period during which an optionee is on an approved leave of absence from the Corporation, or an affiliate or subsidiary of the Corporation, as a period of employment of such optionee by the Corporation, or such affiliate or subsidiary, as the case may be, for the purpose of accrual of the optionee's rights under the optionee's option. Any interpretation, determination or other action made or taken by the Board shall be final, binding and conclusive.

D.    Terms and Conditions

        Each option granted under the Plan shall be evidenced by an agreement, in a form approved by the Board, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Board may deem appropriate:

        (1)   Option Period.    Each option agreement shall specify the period for which the option thereunder is exercisable (which in no event shall exceed 10 years from the date of grant) and shall provide that the option shall expire at the end of such period.

        (2)   Option Price.    The option price per common share shall be determined by the Board at the time any option is granted but in no event shall such price be lower than the Market Price (as hereinafter defined) at the time of the grant.

"Market Price" means:

    (a)
    at any time during which the common shares are listed and posted for trading on The Toronto Stock Exchange (the "TSX"), the closing sale price for board lots of common shares on the TSX on the business day immediately prior to the day on which the Market Price is to be determined, or if there is no sale of board lots of common shares on such day, then the average of the bid and asked prices on the TSX for the business day immediately prior to the day on which the Market Price is to be determined, or if there are no bid and asked prices on the TSX on such day, then the five-day weighted average of the closing prices for board lots of common shares on the TSX based on the five business days immediately prior to the day on which the Market Price is to be determined;

    (b)
    at any time during which the common shares are not listed and posted for trading on the TSX, but are quoted on any other stock exchange, the closing sale price for board lots of common shares on such exchange on the business day immediately prior to the day on which the Market Price is to be determined, or if there is no sale of board lots of common shares on such day, then the average of the bid and asked prices on such exchange for the business day immediately prior to the day on which the Market Price is to be determined, or if there are no bid and asked prices on such exchange on such day, then the five-day weighted average of the closing sale prices for board lots of common shares on such exchange based on the five business days immediately prior to the day on which the Market Price is to be determined; and

    (c)
    at any other time, the fair market value of the common shares, as determined by the Board, with due regard being had to any over-the-counter sale prices, asked and bid prices, volume quotations, value of assets and liabilities of the Corporation, and income and prospects of the Corporation, as the Board shall in its sole discretion determine to be relevant.

        (3)   Exercise of Option.    Subject to the provisions of Paragraph H below, no part of any option may be exercised until the optionee shall have remained in the employ or as an officer or director of or provided services to the Corporation, or of an affiliate or subsidiary of the Corporation, for such period after the date on which the option is granted as the Board may specify in the option agreement, provided that such period shall in any event be no less than three months.

        (4)   Payment of Purchase Price.    The purchase price of the shares for which an option shall be exercised shall be paid in cash or by certified cheque to the Corporation at the time of exercise. Notwithstanding the foregoing, any optionee may elect to effect a cashless exercise of any or all of such optionee's right under an option. In connection with any such cashless exercise, the optionee shall be entitled to receive, without any cash payment, such number of whole common shares (rounded down to the nearest whole number) obtained pursuant to the following formula:

	x	=	[a(b-c)]-d b
where
	x	=	the number of whole common shares to be issued
	a	=	the number of common shares under option
	b	=	the market price of the common shares as at the last trading immediately prior to the cashless exercise
	c	=	the exercise price of the option
	d	=	the amount required to be withheld by the Corporation to satisfy applicable taxes

        In connection with any such cashless exercise, the full number of common shares issuable (item (a) in the formula) shall be considered to have been issued for the purposes of the reduction in the number of common shares which may be issued under the Plan.

        (5)   Exercise in the Event of Death or Termination of Employment.

    (a)
    If an optionee shall die (i) while an employee, officer or director of or providing services to the Corporation, or of an affiliate or subsidiary of the Corporation, or (ii) within 30 days after termination of the optionee's employment, office or directorship with or service to the Corporation, or an affiliate or subsidiary of the Corporation, in accordance with clause (b) or (c) below, the optionee's option may be exercised, to the extent that the optionee shall have been entitled to do so at the date of death, by the person or persons to whom the optionee's rights under the option pass by will or applicable law, or if no such person has such right, by the optionee's executors or administrators at any time, or from time to time, within 12 months from the date when the secretary of the Corporation shall have given notice of this clause to the executors or administrators of the optionee following the optionee's death, but in no event later than the expiration date specified in accordance with Subparagraph D(1) above.

    (b)
    If an optionee's (or, if the optionee is a personal holding company controlled by, or a registered retirement savings plan established by, an officer, director, employee or service provider, then if such person's) employment, office or directorship with or services to the Corporation, or an affiliate or subsidiary of the Corporation, shall terminate because of the optionee' s permanent disability, the optionee may exercise the optionee's option, to the extent the optionee may be entitled to at the date of the termination of the optionee's employment, office, directorship or services, at any time, or from time to time, within 6 months of the date of the termination of the optionee's employment, office, directorship or services, but in no event later than the expiration date specified in accordance with Subparagraph D(1) above.

    (c)
    If any optionee's (or, if the optionee is a personal holding company controlled by, or a registered retirement savings plan established by, an officer, director, employee or service provider, then if such person's) employment, office or directorship with or services to the Corporation, or an affiliate or subsidiary of the Corporation, shall terminate for any reason other than the optionee's death or permanent disability or dismissal for cause, the optionee may exercise the optionee's option, to the extent that the optionee may be entitled to do so at the date of the termination of the optionee's employment, office, directorship or services, at any time or from time to time, within 90 days of the date of termination of the optionee's employment, office, directorship or services, but in no event later than the expiration date specified in accordance with Subparagraph D(1) above.

    (d)
    If any optionee's (or, if the optionee is a personal holding company controlled by, or a registered retirement savings plan established by, an officer, director, employee or service provider, then if such person's) employment, office, directorship with or services to the Corporation, or an affiliate or subsidiary of the Corporation, shall be terminated for cause, the optionee may exercise the optionee's option, to the extent that the optionee would be entitled to do so at the date of the termination of his or her employment, office, directorship or services, at any time or from time to time, within 30 days of the date of termination of the optionee's employment, office, directorship or services, but in no event later than the expiration date specified in accordance with Subparagraph D(l) above.

        (6)   Non-transferability.    No option granted under the Plan shall be transferable or assignable other than by will or by the laws of descent and distribution. During the lifetime of the optionee, an option shall be exercisable only by such optionee.

        (7)   Investment Representation, Listing and Regulation.

    (a)
    No option shall be granted and no common shares shall be issued under the Plan unless and until the Plan shall have been approved by the TSX, if such approval is required under the rules of the TSX.

    (b)
    Each option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the registration, qualification or other approval of or in connection with the Plan or the common shares covered thereby is necessary or desirable under any provincial or federal law, then such option may not be exercised, in whole or in part, unless and until such registration, qualification or approval shall have been obtained free of any condition not acceptable to the Board. The optionee shall, to the extent applicable, cooperate with the Corporation in relation thereto and shall have no claim or cause of action against the Corporation or any of its officers, directors or shareholders as the result of any failure by the Corporation to take any steps to obtain any such registration, qualification or approval.

    (c)
    The granting of options and the issuance of common shares under the Plan shall be carried out in compliance with applicable statutes and with regulations of governmental authorities and applicable stock exchanges.

        (8)   Adjustments in Event of Change of Common Shares.    Subject to any required approvals of applicable regulatory authorities and stock exchanges, in the event of any change in the common shares by reason of any stock dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or rights offering to purchase common shares at a price substantially below fair market value, or of any similar change affecting the common shares, the number and kind of shares which thereafter may be optioned and sold under the Plan and the number and kind of shares subject to option in outstanding option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Board may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.

        (9)   Liquidation.    In the event the Board shall adopt a plan of complete liquidation, all options shall become immediately exercisable in full, notwithstanding that they may have been initially granted on an instalment basis.

        (10) No Rights as Shareholder.    No optionee shall have any rights as a shareholder with respect to any common shares subject to the optionee's option prior to the date of issuance to such optionee of a certificate or certificates for such shares.

        (11) No Rights to Continued Employment.    The Plan and any option granted under the Plan shall not confer upon any optionee any right with respect to continuance of employment or as an officer or director with or service provider to the Corporation, or any affiliate or subsidiary of the Corporation, nor shall they interfere in any way with the right of the Corporation, or any affiliate or subsidiary of the Corporation, by which an optionee is employed or of which the optionee is a director or service provider to terminate the optionee's employment or directorship or services at any time in accordance with applicable law.

E.    Amendment and Discontinuance

        Subject to applicable regulatory requirements and except as provided herein, the Board may, in its sole and absolute discretion and without shareholder approval, amend, suspend, terminate or discontinue the Plan and may amend the terms and conditions of options granted pursuant to the Plan. Provided, however, that if the Board wishes to increase the maximum percentage in Subparagraph B(l) hereof or extend the option period or reduce the option price of options granted to insiders of the Corporation pursuant to the Plan, shareholder approval will be required.

        (1)   Amendments to Plan.    Without limiting the generality of the foregoing, the Board may make the following amendments to the Plan, without obtaining shareholder approval:

    (a)
    amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the applicable regulatory requirements, including the rules of the TSX, in place from time to time;

    (b)
    amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan;

    (d)
    amendments to the provisions of the Plan respecting the terms and conditions on which options may be granted pursuant to the Plan, including the provisions relating to the option price, the option period and the vesting schedule; and

    (e)
    amendments to the Plan that are of a "housekeeping" nature.

        (2)   Amendment of Options Granted Pursuant to Plan.    Without limiting the generality of the foregoing, the Board may amend the option price, the option period, the vesting schedule and the termination provisions of options granted pursuant to the Plan, without shareholder approval. Provided, however, that. if the Board proposes to reduce the option price or extend the option period of options granted to insiders of the Corporation pursuant to the Plan, such amendments will require shareholder approval.

F.     Proceeds from Sales of Shares

        Any cash proceeds from the sale of shares issued upon exercise of the options shall be added to the general funds of the Corporation.

G.    Shareholder Approval

        The Plan shall be presented to the Corporation's shareholders within 12 months of its adoption by the Board for approval by such shareholders. Options may be granted prior to such approval, but such options shall be contingent upon such approval being obtained and may not be exercised prior to such approval.

SYSTEMS XCELLENCE INC. & SUBSIDIARIES ("SXC")
STOCK OPTION PLAN
 — CASHLESS EXERCISE PROGRAM —
Effective: March 31, 2006
 (All dollars in US. unless otherwise specified)

We are pleased to announce an alternative program for exercising your vested stock options. This new program, referred to as a "Cashless Exercise", will enable both US and Canadian employees to avoid having to pay the sometimes significant out-of-pocket costs by utilizing the following:

  1.
  "Exercise and Hold" — Exercise your options and "hold" equivalent gain in shares; or

  2.
  "Exercise and Sell" — Exercise your options and "sell" your shares.

Until now if you wanted to exercise your options you needed to pay the exercise price of your options plus applicable taxes and then the Company sent you a stock certificate representing the number of common shares issued. In some cases you may have found the cost of this exercise to be significant. You then could either hold (or have your broker hold) the certificate or sell the stock. This plan is still in effect and the form needed to be completed is attached as Exhibit C.

1.     Exercise and Hold

Under the exercise and hold arrangement, you can exercise your options and receive a number of shares equal to the after tax value of the gain on those options.

For example, if you were an employee that had 1,000 stock options that vested, decided to exercise your options and HOLD your shares and the following applied...

  •
  Exercise Price = $1.00 — this is the cost to purchase each common share upon the exercise of your options

  •
  Market Price = $2.50 — this is the market price of the stock at the close of business on the day your form is received by the Option Plan Administrator

  •
  Market Value of Options = $2,500 ($2.50 × 1,000 shares)

  •
  Estimated Tax rate = 25%(1) (See note 1 below)

Then, the number of shares you would receive would be calculated in the following manner:

  Step 1:

    (Market Price — Exercise Price) × Number of Options Exercised = Gain on Options

  Step 2:

    (Gain on Options — Taxes) / Market Price = Shares Issued to Employee

Based on the example above this would be:

  Step 1:

    ($2.50 — $1.00) × l,000 = $1,500

  Step 2:

    ($1,500 — $375)/$2.50 = 450 Shares Issued to Employee

In this example, the employee (or designated broker) would receive a share certificate for 450 shares prepared by the Company's stock transfer agent (CIBC Mellon).

The timeline for the entire exercise and hold process would be similar to the current process for exercising options. Once your forms are complete (Exhibit A), share certificates should be available in about 5-7 days.

2.     Exercise and Sell

Under the exercise and sell arrangement, you can exercise your options, sell your shares and we will deposit the net proceeds after taxes and commissions(2) into your bank account through the direct deposit payroll program.(3) To facilitate the selling of your shares, the Company has entered into an arrangement with TD Securities Inc. Securities (TD Securities), a leading Canadian brokerage institution that will be acting confidentially on the Company's behalf to execute stock option related trades for its employees.

For example, if you were an employee that had 1,000 stock options that vested, decided to exercise your options and SELL your shares and the following applied...

  •
  Exercise Price = $1.00 — this is the cost to purchase each common share upon the exercise of your options

  •
  Market Price = $2.50 — this is the market price of the shares at the close of business on the day your form is received by the Option Plan Administrator

  •
  Market Value of Options = $2,500 ($2.50 × 1,000 shares)

  •
  Foreign Exchange (FX) rate = 1.20 Canadian/US

  •
  Tax rate = 25%(1) (See note 1 below)

  •
  Commission rate = $ 100.00(2)

Then, the cash to be received by the employee would be calculated in the following manner:

  Step 1:

    (Market Price — Exercise Price) × Number of Options Exercised = Gain on Options

  Step 2:

    Gain on Options — Taxes — Commission = Canadian dollar Issued to Employee

  Step 3:

    Convert to US dollar at current exchange rate

Based on the example above this would be:

  Step 1:

    ($2.50 — $1.00) × l,000=$1,500

  Step 2:

    $1,500 — $375 — $100 = $1,025 Canadian dollar Issued to Employee

  Step 3:

    $1,025 × US exchange rate = $855 US dollar Issued to Employee

In this example, $855 would be deposited into the employee's bank account directly through payroll (if you used Direct Deposit) once the Company receives notice of the completed trade. If you were not a direct deposit user, then you would receive the Net Proceeds via payroll check as you currently do.

The timeline for the exercise and sell process takes approximately five (5) business days from the time the Option Plan Administrator receives your authorization for the Company to exercise your options. This timing also depends on the size of the order, current trading volumes of the Company's stock and general market conditions. Once your forms are complete (see Exhibit B), we will generally be able to advise you as to which payroll period you would be receiving your Net Proceeds.(3)

Please note that there is a transmission deadline for payroll which is usually a few days before the 15th or the 31st of each month. If your completed form and buy/sell process resulted in missing a payroll deadline, then you will have to wait until the following payroll to receive payment.

If you participate in the SXC 401(k) plan, contributions will be withheld unless you notify Payroll in advance. Please check with Payroll for details.

3.     Exercise

This plan allows the employee to pay for their options and taxes out-of-pocket and receive their share certificate. Form Exhibit C must be submitted along with a personal check. Share certificate is usually available within 5-7 days.

Notes:

(1)
The tax rate used here is an example only, taxes are calculated on the individual's tax rate. Taxes are deducted before monies are deposited into the employee's account. Tax regulations vary between the US & Canada.

(2)
Commissions Table (Per SXC agreement with TD Securities)

Shares	Cost per Share
0 - 3,334 shares	Minimum of C$100.00
3,335 - 9,999 shares	C$0.030 per share
10,000 - 49,999 shares	C$0.025 per share
50,000 - 249,999 shares	C$0.020 per share
250,000 and up shares	C$0.015 per share

Note: Rates are subject to change without notice.

(3)
Monies will only be deposited through payroll on the 15th and the 31st of the month.

(4)
Insider trading — SXC's current insider trading policy defines the timing windows in which exercising stock options and holding or selling the underlying securities may occur, particularly relating to trading black-out periods. In general, Exercise and Hold may occur without restriction, while Exercise and Sell is limited to non-blacked out trading periods. Please consult the current insider trading policy for further details.

  For those of you who elect to utilize these exercise programs, we hope you find it beneficial. If you should have any questions about the program, please contact Davida Sarson at 905.876.4741 x2420.

Please note that the Company has set up this cashless exercise program exclusively as a convenience for its employees, the Company will provide no assurances as to the ability to exercise options in the public market, and will use commercial best-efforts from the date of acceptance to complete the transaction and incurs no liability as to the timing, market prices or resulting share prices of the exercised options, foreign exchange rates or income tax liabilities, except as otherwise set forth in the forms and agreements entered into between the Company and its employees. This program is available to employees and former employees who have not yet reached the expiry date of their vested options.

Attachments:

  Exhibit A — Exercise and hold exercise form

  Exhibit B — Exercise and sell exercise form

  Exhibit C — Existing stock option exercise form (not cashless exercise)

EXHIBIT A

NOTICE OF CASHLESS EXERCISE AND HOLD

To Exercise Options Granted under the Systems Xcellence Inc. Amended and Restated Stock Option Plan ("Options" and the "Option Plan") Complete And Return This Form to Davida Sarson in the Milton Office.

TO:    SYSTEMS XCELLENCE INC. (the "Company")

The undersigned Optionee (or his or her legal representative(s) as permitted under the Option Plan) hereby irrevocably elects to exercise Options (on a cashless basis) to purchase the number of Common Shares of the Company as set forth below:

Date of Grant	Total Options	Vested Options	Strike Price	# of Options Being Exercise

(i) Number of Options to be Exercised:

* See Company attachment for calculations

And hereby directs such shares to be registered and a certificate therefor to be issued as directed below.

Direction as to Registration:
Name of Registered Holder
Address of Registered Holder:

The Optionee hereby certifies that the exercise, as of the date hereof, of options of the Company by the Optionee, does not violate or otherwise contravene any applicable securities laws or regulations.

Dated:	, 20

)
	)	Name of Optionee
)
)
Witness to the Signature of:	)	Signature of Optionee

For Company Use Only:

Date of Transaction:

Price of Shares at the Close of Business of Transaction Date:

Number of Equivalent Shares to be Issued:

Employee has signed and received share certificate:

Date Received:

EXHIBIT B

NOTICE OF EXERCISE AND SELL

To Exercise Options Granted under the Systems Xcellence Inc. Amended and Restated Stock Option Plan

("Options" and the "Option Plan") and sell through the Company Plan, complete and return this form to Davida Sarson in the Milton Office.

TO:    SYSTEMS XCELLENCE INC. (the "Company")

The undersigned Optionee (or his or her legal representative(s) as permitted under the Option Plan) hereby irrevocably elects to exercise Options to purchase the number of Common Shares of the Company as set forth below and then sell those shares at the market price:

Date of Grant	Total Options	Vested Options	Strike Price C$	# of Options Being Exercise	Cost to Exercise in C$

SXC Market Price as at Date received: C$	(to be recorded by SXC)
Exchange Rate as at Date Received:	(to be recorded by SXC)
Commission to be Charged: C$	(Depending on the number of Shares)

The Optionee hereby agrees to the purchase and sale of                               shares of Systems Xcellence Inc. The Optionee acknowledges the commission charges and tax payment, if required, for the sale of such shares. The shares are to be registered to and then delivered to TD Securities Inc. for such sale.

The Optionee hereby certifies that the exercise, as of the date hereof, of options of the Company by the Optionee, does not violate or otherwise contravene any applicable securities laws or regulations.

Dated:	, 20

)
	)	Name of Optionee
)
)
Witness to the Signature of:	)	Signature of Optionee

For Company Use Only:

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Date of Transaction:
Price of Shares at the Close of Business of Transaction Date:
Dollar amount deposited to SXC by TD Waterhouse:
Exchange to US Fund
Date notified Payroll:
Tax Amount Deducted:			(see spreadsheet)
Payroll Date and Amount Deposited to Employee:	Date	Amount: $